Exhibit 99.1

         OIL STATES ANNOUNCES SECOND QUARTER EARNINGS OF $0.88 PER SHARE

    HOUSTON, Aug. 2 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended June 30, 2006 of $45.3 million, or $0.88 per diluted share. These results compare to $24.9 million, or $0.49 per diluted share, reported in the second quarter of 2005. With continuing strong activity and contributions from recent capital investments and acquisitions, Oil States recognized year-over-year growth in revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the second quarter of 2006 of 29% and 57%, respectively.(A)

    The Company generated $463.4 million of revenues and $84.1 million of EBITDA in the second quarter of 2006 compared to $358.5 million and $53.6 million, respectively, in the second quarter of 2005. Year-over-year improvements in Well Site Services and Offshore Products contributed to strong second quarter results. Well Site Services reported significantly higher revenues and EBITDA due to high levels of North American drilling activity, capital investments made in the past year and contributions from the Stinger acquisition completed in May 2005. Offshore Products also generated significantly improved revenues and EBITDA due to the acceleration in deepwater development spending by its customers. In addition, the outlook for Offshore Products continued to strengthen as backlog increased 27% during the quarter to $280.6 million. Tubular Services reported a year-over-year improvement in revenues due to increased U.S. drilling activity and the benefit of the Phillips acquisition completed in June 2005. EBITDA for Tubular Services was slightly lower than the prior year as a result of lower margins and product mix.

    The Company also benefited from a reduced effective tax rate during the second quarter of 2006 due to statutory rate changes, primarily in Canada. These rate changes benefited second quarter earnings by $2.3 million, or $0.05 per diluted share. As a result, the Company recognized an effective tax rate of 32.2% in the quarter compared to 36.9% in the second quarter of last year. The Company currently expects the effective tax rate to approximate 36% for the remainder of 2006.

    For the first half of 2006, the Company reported net income of $98.2 million, or $1.92 per diluted share, on revenues of $959.6 million and EBITDA of $188.6 million. For the first half of 2005, the Company reported net income of $50.1 million, or $0.99 per diluted share, on revenues of $690.4 million and EBITDA of $106.1 million. This performance represents year-over-year revenue and EBITDA increases of 39% and 78%, respectively. As a result, operating income increased 77% to $149.2 million in the first half of 2006 from $84.2 million in the first half of 2005. Net income in the first half of 2006 included the recognition of a non-cash, pre-tax gain of $11.3 million, or an after-tax gain of $0.12 per diluted share, on the sale of the Company's workover services business to Boots & Coots International Well Control, Inc. (Amex: WEL).

    BUSINESS SEGMENT RESULTS
    Well Site Services
    Well Site Services generated strong second quarter results due to year-over-year improvements in North American land activity and contributions from capital investments and acquisitions made over the past year, partially offset by the sale of the hydraulic workover business completed in the first quarter of 2006. For the second quarter of 2006, Well Site Services generated revenues of $154.0 million and EBITDA of $54.3 million compared to $126.8 million and $30.1 million, respectively, in the second quarter of 2005. The 21% year-over-year increase in revenues and 81% increase in EBITDA at Well Site Services resulted from several factors including the acquisition of Stinger completed in May 2005, stronger accommodations activity in Canada, improving U.S. drilling and completion activity, benefits of recent capital expenditures primarily in the drilling services, rental tools and accommodations businesses and improved pricing in several product lines, the most significant of which was in drilling services. These results were partially offset by the conversion of the Company's investment in its workover services business (which accounted for $10.9 million in revenues and $3.0 million in EBITDA in the second quarter of 2005) to equity accounting with the sale of the business to Boots & Coots in March 2006.

    The accommodations business generated $75.0 million of revenues and $19.7 million of EBITDA compared to $65.0 million and $9.5 million, respectively, in the second quarter of 2005. The accommodations business benefited from improving activity in the oil sands region of northern Canada, a 12% strengthening of the Canadian dollar against the U.S. dollar and the realization of increased revenues from standby fees and guarantees of $3.8 million, or $0.05 per diluted share, in its Canadian accommodations business. These improvements were partially offset by lower international facility management activity due to contract completion and the completion of a major expansion project by an oil sands customer. Drilling services reported revenues and EBITDA of $32.2 million and $15.4 million, respectively, in the second quarter of 2006 compared to $19.7 million of revenues and $5.9 million of EBITDA in the second quarter 2005 due to improved utilization and pricing, more advantageous contract terms and rig fleet expansion (added three new rigs since June 15, 2005). During the second quarter, rental tools generated $46.8 million of revenues and $18.4 million of EBITDA compared to $31.2 million of revenues and $11.6 million of EBITDA during the second quarter of 2005. This year-over-year growth was due to the Stinger acquisition, improved pricing and increased North American drilling and completion activity.

    Offshore Products
    During the second quarter of 2006, Offshore Products generated record quarterly results, reporting $93.7 million of revenues and $17.9 million in EBITDA compared to $63.9 million and $7.9 million, respectively, in the second quarter of 2005. Gross margin percentage for the second quarter increased to 27% from 22% in the second quarter of 2005 primarily due to increased activity and fixed cost absorption in the majority of the Company's manufacturing locations, increased contributions from the connector products and rig equipment businesses and improved activity and margins in the subsea pipeline business. Backlog continued to increase, totaling a new record of $280.6 million at June 30, 2006 compared to $220.8 million at March 31, 2006 and $110.7 million as of December 31, 2005.

    Tubular Services
    Tubular Services reported revenues of $215.7 million and EBITDA of $17.5 million for the second quarter of 2006 compared to $167.8 million and $18.4 million, respectively, in the second quarter of 2005. Tubular Services' OCTG shipments increased 16% to 116,800 tons from 100,600 tons in the second quarter of 2005. Gross margins in the second quarter of 2006 declined to 9.3% from 12.7% in the second quarter of 2005 because of static OCTG mill pricing and a higher percentage of carbon OCTG sales. The segment continued to see reduced demand for higher margin seamless alloy tubulars while strong land based drilling activity increased our lower margin carbon grade sales. The Company's OCTG inventory as of June 30, 2006 was $269.8 million compared to $265.8 million as of March 31, 2006 and $274.2 million as of December 31, 2005. As of June 30, 2006, approximately 65% of Oil States' OCTG inventory was committed to customer orders.

    "With strengthening deepwater construction activity, expanding capacity in the oil sands region and improved North American activity, Oil States had a very strong second quarter," stated Douglas E. Swanson, Oil States' Chief Executive Officer. "While we clearly benefited from continued strength in U.S. land drilling and completion activity, much of the upside in the second quarter was driven by activity in two secular, oil-focused growth markets: deepwater infrastructure spending and Canadian oil sands development. Deepwater infrastructure spending drove improved results in our Offshore Products business with record financial results and record quarter end backlog. For a public oilfield service company, we have unique exposure to the oil sands activity through our accommodations business. This market has been a major focus for our strategic growth and our 2006 capital expenditure plan. Looking forward, our current expectation for third quarter 2006 earnings is in a range of $0.82 to $0.87 per diluted share."

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2005 filed by Oil States with the SEC on March 2, 2006.

                         Oil States International, Inc.
              Unaudited Condensed Consolidated Statements of Income
                    (in thousands, except per share amounts)
                                   (unaudited)

                                           Three Months Ended             Six Months Ended
                                                June 30,                      June 30,
                                       ---------------------------   ---------------------------
                                           2006           2005           2006           2005
                                       ------------   ------------   ------------   ------------
Revenues                               $    463,359   $    358,469   $    959,590   $    690,415
Costs and expenses:
  Cost of sales                             353,686        284,711        731,919        545,364
  Selling, general and
   administrative expenses                   26,753         20,660         52,197         39,725
  Depreciation and amortization
   expense                                   12,995         11,215         25,881         21,443
  Other operating expense /
   (income)                                     (78)           (93)           387           (307)
Operating income                             70,003         41,976        149,206         84,190

Interest expense                             (4,938)        (3,144)        (9,734)        (5,457)
Interest income                                 683            106            956            236
Equity in earnings of
 unconsolidated affiliates                    1,303            189          1,987            334
Sale of workover services
 business                                      (244)           ---         11,250            ---
Other income / (loss)                            (1)           257            245            158
  Income before income taxes                 66,806         39,384        153,910         79,461
Income tax expense                          (21,501)       (14,533)       (55,689)       (29,321)
  Net income                           $     45,305   $     24,851   $     98,221   $     50,140

Net income per share
  Basic                                $       0.91   $       0.50   $       1.99   $       1.01
  Diluted                              $       0.88   $       0.49   $       1.92   $       0.99

Weighted average number of common
 shares outstanding
  Basic                                      49,598         49,651         49,403         49,644
  Diluted                                    51,230         50,593         51,126         50,561

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                              Jun. 30,         Mar. 31,         Dec. 31,
                                                2006             2006             2005
                                           --------------   --------------   --------------
                                             (unaudited)      (unaudited)       (audited)
Assets
  Current assets
    Cash and cash equivalents              $       14,141   $       11,999   $       15,298
    Accounts receivable, net                      304,929          302,296          274,070
    Inventories, net                              378,227          368,687          360,926
    Prepaid expenses and other
     current assets                                13,357           14,074           13,450
      Total current assets                        710,654          697,056          663,744
  Property, plant and equipment, net              328,216          305,866          310,452
  Goodwill, net                                   333,611          330,431          339,703
  Investments in unconsolidated
   affiliates                                      33,253           31,730            2,265
  Other non-current assets                         58,199           47,138           26,708

Total assets                               $    1,463,933   $    1,412,221   $    1,342,872

Liabilities and stockholders'
 equity
  Current liabilities
    Accounts payable and accrued
     liabilities                           $      199,363   $      197,129   $      214,504
    Income taxes                                    7,408           27,482            7,023
    Current portion of long-term debt               5,554            3,566            3,901
    Deferred revenue                               47,173           33,243           34,046
    Other current liabilities                       3,693            3,814            3,223
      Total current liabilities                   263,191          265,234          262,697
  Long-term debt (B)                              390,374          406,007          402,109
  Deferred income taxes                            36,996           38,936           35,259
  Other liabilities                                15,701            8,392            8,823
      Total liabilities                           706,262          718,569          708,888

  Stockholders' equity
    Common stock                                      511              507              504
    Additional paid-in capital                    367,751          357,581          350,667
    Retained earnings                             388,214          342,909          289,993
    Accumulated other comprehensive
     income                                        34,798           23,202           23,137
    Treasury stock                                (33,603)         (30,547)         (30,317)
      Total stockholders' equity                  757,671          693,652          633,984

Total liabilities and stockholders'
 equity                                    $    1,463,933   $    1,412,221   $    1,342,872

                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                   (unaudited)

                                            Three Months Ended               Six Months Ended
                                                 June 30,                        June 30,
                                       ----------------------------    ----------------------------
                                           2006            2005            2006            2005
                                       ------------    ------------    ------------    ------------
Revenues
    Accommodations                     $     75,015    $     64,990    $    179,604    $    148,183
    Rental Tools                             46,777          31,229          96,365          50,286
    Drilling Services                        32,205          19,739          60,223          36,594
    Workover Services (C)                       ---          10,872           8,544          19,363

  Well Site Services                        153,997         126,830         344,736         254,426
  Offshore Products                          93,675          63,859         171,946         130,350
  Tubular Services                          215,687         167,780         442,908         305,639
Total Revenues                         $    463,359    $    358,469    $    959,590    $    690,415

EBITDA (A)
    Accommodations                     $     19,745    $      9,536    $     48,951    $     29,374
    Rental Tools                             18,399          11,594          39,258          17,483
    Drilling Services                        15,354           5,931          28,767          11,305
    Workover Services (C) (D)                   784           2,992          15,202           4,014

  Well Site Services                         54,282          30,053         132,178          62,176
  Offshore Products                          17,915           7,912          30,709          15,655
  Tubular Services                           17,472          18,421          35,770          33,822
  Corporate / Other                          (5,613)         (2,749)        (10,088)         (5,528)
Total EBITDA                           $     84,056    $     53,637    $    188,569    $    106,125

Operating Income / (Loss)
    Accommodations                     $     15,581    $      6,232    $     40,940    $     23,324
    Rental Tools                             14,193           8,349          31,010          11,611
    Drilling Services                        13,517           4,528          25,298           8,701
    Workover Services (C)                       147           2,007           2,011           2,082

  Well Site Services                         43,438          21,116          99,259          45,718
  Offshore Products                          15,186           5,496          25,251          10,764
  Tubular Services                           17,023          18,123          34,842          33,268
  Corporate / Other                          (5,644)         (2,759)        (10,146)         (5,560)
Total Operating Income                 $     70,003    $     41,976    $    149,206    $     84,190

                         Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                                Three Months Ended June 30,
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
Supplemental Operating Data
  Accommodations Operating Statistics
    Average Mandays Served                             5,059           6,048
    Average Camps Rented
      Canadian Side-by-Side Camps                         20               8
      US Offshore Steel Buildings
       (10 foot wide)                                    168             126

  Land Drilling Operating Statistics
    Average Rigs Available                                28              25
    Utilization                                         91.5%           82.8%
    Implied Day Rate ($ in thousands per day)   $       13.8    $       10.4
    Implied Daily Cash Margin ($ in
     thousands per day)                         $        6.9    $        3.4

  Offshore Products Backlog ($ in millions)     $      280.6    $      113.5

  Tubular Services Operating Data
    Shipments (Tons in thousands)                      116.8           100.6
    Quarter end Inventory ($ in
     thousands)                                 $    269,803    $    189,724


                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                            Three Months Ended               Six Months Ended
                                                 June 30,                        June 30,
                                       ----------------------------    ----------------------------
                                           2006            2005            2006            2005
                                       ------------    ------------    ------------    ------------
Net income                             $     45,305    $     24,851    $     98,221    $     50,140
Income tax expense                           21,501          14,533          55,689          29,321
Depreciation and amortization                12,995          11,215          25,881          21,443
Interest income                                (683)           (106)           (956)           (236)
Interest expense                              4,938           3,144           9,734           5,457
   EBITDA                              $     84,056    $     53,637    $    188,569    $    106,125

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.
(B) As of June 30, 2006, the Company had approximately $99.3 million available under its revolving credit facility.
(C) Reflects two months' results for the workover services business, which was sold to Boots & Coots International Well Control, Inc. effective on March 1, 2006.
(D) Includes the $11.3 million non-cash, pre-tax gain from the sale of the workover services business to Boots & Coots International Well Control, Inc.

SOURCE  Oil States International, Inc.
    -0-                             08/02/2006
    /CONTACT:  Bradley Dodson of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /